Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, and 333-161232 on Form S-8 and Registration Nos. 33-84742, 333-74590, 333-110477, 333-112452, 333-124107, 333-141720, 333-155346 and 333-165743 on Form S-3 of our reports dated March 1, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Scientific Games Corporation, and the effectiveness of Scientific Games Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Scientific Games Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 1, 2011